FIRST PACIFIC ADVISORS, INC.
11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA 90064
        WRITER'S DIRECT DIAL NUMBER
              (310) 996-5430



                                                  February 9, 1994



Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of UnionFed Financial Corporation

Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended December 31, 1993 which has been filed through the EDGAR system.

If you have any questions regarding this filing, please contact the undersigned.

Please acknowledge receipt of the above form by dating and signing the duplicate letter and returning it to me in the enclosed envelope.


                                                  Sincerely,

                                                   /s/ Julio J. de Puzo, Jr.

                                                  Julio J. de Puzo, Jr.
                                                  Senior Vice President

JDP:ccs

Enclosures



Date:                              Signed:












                          FPA CAPITAL FUND, INC.
11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA 90064
        WRITER'S DIRECT DIAL NUMBER
              (310) 996-5430



                                                  February 9, 1994



Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of UnionFed Financial Corporation

Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended December 31, 1993 which has been filed through the EDGAR system.

If you have any questions regarding this filing, please contact the undersigned.

Please acknowledge receipt of the above form by dating and signing the duplicate letter and returning it to me in the enclosed envelope.


                                                  Sincerely,

                                                   /s/ Julio J. de Puzo, Jr.

                                                  Julio J. de Puzo, Jr.
                                                  Treasurer

JDP:ccs

Enclosures



Date:                              Signed:












                               UNITED STATES
    SECURITIES AND EXCHANGE COMMISSION
          Washington, D.C. 20549



               SCHEDULE 13G


 Under the Securities Exchange Act of 1934

        (Amendment No.   3      )*


      UnionFed Financial Corporation
             (Name of Issuer)

               Common Stock
      (Title of Class of Securities)

                 909062200
              (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
















             PAGE 1 OF 7 PAGES
CUSIP No.  909062200

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               First Pacific Advisors, Inc.
               04-3118452

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts

                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     270,800
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                 1,372,900

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,372,900

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.0

12) TYPE OF REPORTING PERSON*

               IA







*SEE INSTRUCTION BEFORE FILLING OUT!



             PAGE 2 OF 7 PAGES
ITEM 1(a)    NAME OF ISSUER.

               UnionFed Financial Corporation

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               330 East Lambert Road, Brea, CA 92621

ITEM 2(a)    NAME OF PERSON FILING.

               First Pacific Advisors, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Massachusetts

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Common Stock

ITEM 2(e)    CUSIP NUMBER.

               909062200

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER   PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A










             PAGE 3 OF 7 PAGES
ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    February 9, 1994

Date


/s/ Julio J. de Puzo, Jr.

Signature



Julio J. de Puzo, Jr., Senior Vice President

Name/Title



















    PAGE 4 OF 7 PAGES
CUSIP No.  909062200

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               FPA Capital Fund, Inc.
               94-1632697

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

                   (5)  SOLE VOTING POWER
                                                                 731,300
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                 731,300

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               731,300

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.7

12) TYPE OF REPORTING PERSON*

               IV







*SEE INSTRUCTION BEFORE FILLING OUT!



             PAGE 5 OF 7 PAGES
ITEM 1(a)    NAME OF ISSUER.

               UnionFed Financial Corporation

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               330 East Lambert Road, Brea, CA 92621

ITEM 2(a)    NAME OF PERSON FILING.

               FPA Capital Fund, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Delaware

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Common Stock

ITEM 2(e)    CUSIP NUMBER.

               909062200

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               FPA Capital Fund, Inc. had beneficial ownership of less than 5% of common stock of UnionFed Financial Corporation as of December 31, 1993

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER   PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A








             PAGE 6 OF 7 PAGES
ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    February 9, 1994

Date


/s/ Julio J. de Puzo, Jr.

Signature



Julio J. de Puzo, Jr., Treasurer

Name/Title



















    PAGE 7 OF 7 PAGES